                                                Filed pursuant to Rule 424(b)(3)

                                                                File # 333-64982


               FOURTH PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 2002

                                       TO

                         PROSPECTUS DATED JULY 19, 2001

                                2,425,373 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

      This prospectus supplement supplements the prospectus dated July 19, 2001 of Champion Enterprises, Inc. ("Champion") relating to 2,425,373 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is October 1, 2002.

         The section of the Prospectus under the heading "Selling Shareholders" is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated October 1, 2002 and reflects selling shareholder information as of that date.


                                                                      Shares of Common Stock
                                                                    --------------------------
                                                                    Beneficially                 Percent of
                             Present Positions, Offices or          owned as of      Offered     class owned
                         Relationships with the Company and its     date of this     by this        after
 Name                      Affiliates During the Past 3 Years        Prospectus     Prospectus     Offering
 ----                      ----------------------------------        ----------     ----------     --------
                                           (1)                          (2)            (3)           (4)
John Bushman            Consultant                                        178,413       562,875       0
ICA Group, Inc.         N/A                                               218,944       663,869       0
Investment Corp.        N/A                                                84,710       261,503       0
of America
Ed Lasater              President                                          67,766       187,127       *
Roger Lasater           President, Whitworth Management, Inc.              56,052       120,873       *
Jeff Bushman            Regional Vice President                            46,814       147,006       *
Gary Chipman            Regional Vice President                            32,896       103,174       *
Jim Kirk                Regional Vice President of Homes America           38,166       101,812       *
                        of Arizona, Inc.
Harvey Andrews          General Manager                                    24,240        75,926       *
Brad Bushman            General Manager Wholesale Division                 19,222        62,664       *
Sandy Tucker            General Manager                                     5,103        15,665       *
Mike McGinnis           General Manager                                    27,691        45,943       *
Ben Spector             General Manager                                    13,918        28,891       *
Gay Cleary              General Manager                                     6,381         2,519       *
Andy Lasater            Executive Vice President                            9,340        24,968       *
Ron Borders             General Manager                                     2,582         7,734       *
Eddie Harrison          General Manager                                     6,189        12,824       *

* Less than 1%

(1) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder after October 1, 2002 under the Convertible Promissory Notes.

(3) Assumes conversion into common stock of all of the payments due to the selling shareholder under the Convertible Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales price of the Company's






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         common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.













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